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                                                                 Exhibit (10)(l)

                                October 27, 2005

Yen-Ping Shan

Dear Shan,

As you know from our discussions, a strong Engineering and Development department is critical to our success as we seek competitive advantage in our marketplace.

To that end, I am pleased to offer you the position of CIO & Senior Vice President, Engineering & Development. Your leadership is a critical part of this effort. You will have the opportunity to make a substantial and visible contribution to the success of Reynolds and Reynolds.

The specifics of the offer are outlined as follows:

Base Pay

Your base salary will be $375,000 annually, paid bi-weekly. We anticipate your start date to be no later than November 30, 2005.

Incentive Plan

      Annual Company Component

Under the Incentive Plan you are eligible for an annual component based on performance against financial targets established by the Compensation Committee. Your targeted bonus is 45% of your annual salary and you can earn up to 90% of salary based upon the company's financial performance. The current performance measures are return on capital and sales growth. This bonus is payable each November.

      Annual Personal Performance Bonus

Under the Incentive Plan you are eligible for a personal performance bonus designed to reward financial and non-financial goals that are agreed upon between you and the CEO. Your targeted bonus is 10% of your annual salary and you can earn up to 20% of base salary in the program. The personal performance bonus is an annual program based upon your personal contribution to the company's overall success. This bonus is payable each November.

Bonus Guarantee

For the '06 fiscal year you are guaranteed a total bonus under the Incentive Plan (including both the company and personal components) of not less than $200,000 provided you have not resigned or been terminated for cause (as defined in the Reynolds' 2004 Stock Incentive Plan) prior to the end of the '06 fiscal year.

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Stock

      Signing Bonuses

The company currently maintains a stock option program which makes one-time grants to new hires at the executive level. Options are issued at the market price on the day of grant. Options have a seven year life and vest over a three year period with 33% of these options becoming exercisable each year. As a sign-on bonus, we will grant you 100,000 stock options upon your start date.

As a sign-on bonus, we will award you 25,000 restricted shares on your start date. The components of the restricted shares are as follows: 12,500 will have a 3 year time-based restriction and will vest at 1/3 per year for the following 3 years. The remaining 12,500 will have both a 3 year time-based restriction and a performance-based restriction. The performance measurement period begins on October 1 of the fiscal year in which the shares are awarded and ends on September 30 three years later.

      Annual Grants

Each December 1, you will be eligible for consideration for an annual equity grant, currently a restricted award, consisting of both time-based and performance-based shares. For 2005, the recommended grant to the Compensation Committee (who is the final authority) is 10,000.

      Stock Ownership Guidelines

The company has established stock ownership guidelines for executives. Under the guidelines, as a reporting officer of Reynolds, you must meet the annual ownership requirements in order to receive your full annual stock option grant. As a senior vice-president, you must own 2 x your base salary within a five year period. Note that your unvested restricted shares count towards this requirement.

Relocation

This role is based in Dayton and thus we would expect you to make a full relocation as soon as possible, but no later than June 30, 2006. During the period prior to your family's move to Dayton, you will be eligible for temporary housing for up to 3 months. In addition, the company will provide you with a total of seven (7) paid trips home between your start date and June 2006. The company provides a very comprehensive relocation package. Please feel free to contact Human Resources at 937-485-8729 for assistance in relocating to the Dayton area.

Car Allowance

You will receive a bi-weekly car allowance in the amount of $358.00 to support your ownership and operation of a late model car. This is a cash payment made directly to you in your regular paycheck.

Miscellaneous Perquisites

As an executive of Reynolds and Reynolds, you will be reimbursed up to $6,000 per year for tax preparation and financial and estate planning. Additionally, health club fees will be reimbursed up to $1,500 per year for management committee members. Finally, the company asks each

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executive to have an annual physical examination and will pay for the exam up to
$1,000.

Supplemental Retirement Plan

As an executive of Reynolds and Reynolds, you will participate in a non-qualified supplemental benefit plan which provides supplemental retirement income to you and your family in the event of retirement or death. This plan is a two-part benefit. To receive payment of Part 1 or Part 2, you must satisfy all the conditions for payment as defined in the plan document.

Part 1: Salary Continuation

The annual benefit equals 6.5% of your final average earnings (highest five consecutive years from the last ten years) paid as a monthly annuity for life. To be vested in this benefit, you must have 15 years of service with Reynolds and Reynolds. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 60. In the case of death before payments begin, an equivalent benefit will be paid to your beneficiary if the above requirements have been met at the time of your death.

Part 2: Basic Supplemental

This benefit is the difference between your actual Qualified Pension Plan benefit and the Qualified Pension Plan benefit you would have received if it had been calculated without regard to required IRS compensation limitations. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 65. If you satisfied the service requirements as of your date of death, benefit payments will be made to your beneficiary as set forth in the plan document.

Separation following a Change-in-Control/Officer Agreement

As a key executive of the Reynolds, you will enter into a change-in-control agreement with the company that protects you under specific circumstances following a change in control (as defined in the agreement). A copy of this agreement will be forwarded to you upon receipt of this signed offer letter. You will also be required to sign an Officer's Agreement which contains non-compete and other provisions.

Officer Agreement

The present Officer Agreement prohibits you from working with IBM, among other named companies for one year after you leave the employment of Reynolds & Reynolds. We will modify the prohibition dependent on your not having resigned or been terminated for cause prior to the end of the thirty-sixth month of your employment and that any position you take at IBM would not be in an area of development that competes with Reynolds & Reynolds. The Officer Agreement specifies details around the areas of competition.

Severance

If you are involuntarily terminated without cause (as defined in the Reynolds' 2004 Stock Incentive Plan), you will be paid a severance benefit of 1 year base salary, plus 100% of the targeted bonus. It will be payable as a lump sum within 30 days of severance date.

Vacation

As an executive of Reynolds and Reynolds, you are entitled to five weeks vacation annually.

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Company-Wide Benefits

All employees participate in a flexible benefit program (options include medical, dental, vision, life and disability insurance, spending accounts, etc.), a 401(k) savings plan, and a defined benefit pension plan.

Terms and Conditions

The terms and conditions of this letter are subject to the terms and conditions of the plans described in this letter and, more fully, in the Company's proxy statement.

We believe the total compensation package for Reynolds and Reynolds' executives, as approved by the Board of Directors, is very competitive and attractive. This offer letter and the benefits described herein are subject to the terms and conditions of the various plans which are fully described in the company Proxy Statement. In the future, should the Board make any changes in the executives' compensation program, you will obviously be notified.

This offer is contingent upon satisfactorily passing a company medical exam including a drug test, which will be arranged for you, any background verifications which are part of our hiring process, completion of the Employment Eligibility Verification (I-9) process required by the Immigration Department and a satisfactory reference check. It is also contingent on you signing the standard Officer Agreement which contains non complete language.

We have enclosed two copies of the offer letter and we ask that you return one to acknowledge your acceptance.

We are looking forward to your acceptance of our offer. I am confident this is an excellent opportunity for Reynolds and for you. You can have significant impact at Reynolds! If you have any questions, or if we can provide any additional information, please let me know.

Best regards,

Finbarr J. O'Neill
President and CEO

ACCEPTANCE

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 Yen-Ping Shan                  Date